Exhibit (d) (7)

INVESTMENT MANAGEMENT AGREEMENT

STONE RIDGE TRUST

On behalf of its series

Elements U.S. Portfolio

Elements U.S. Small Cap Portfolio

Elements International Portfolio

Elements International Small Cap Portfolio

Elements Emerging Markets Portfolio

This INVESTMENT MANAGEMENT AGREEMENT, dated and effective as of January 24, 2017 (the “Agreement”), is between Stone Ridge Asset Management LLC, a Delaware limited liability company (the “Investment Manager”), and Stone Ridge Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio (each, a “Portfolio”).

In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.	Appointment.

The Trust appoints the Investment Manager as investment adviser with respect to each Portfolio’s assets for the period and on the terms set forth in this Agreement, and the Investment Manager accepts such appointment.

2.	Authority and Duties of the Investment Manager.

(a)

The Investment Manager, or an affiliate of the Investment Manager (“Investment Manager Affiliate”), to the extent permitted by applicable laws, rules and regulatory interpretations, agrees to furnish continuously an investment program for each Portfolio. In this regard the Investment Manager will manage the investment and reinvestment of each Portfolio’s assets, determine what investments will be purchased, held, sold or exchanged by each Portfolio and what portion, if any, of the assets of each Portfolio will be held uninvested, and continuously review, supervise and administer the investment program of each Portfolio.

(b)

The Trust constitutes and appoints the Investment Manager as each Portfolio’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in such Portfolio’s name, place and stead, to make, execute, sign, acknowledge and deliver all subscription and other agreements, contracts and undertakings on behalf of such Portfolio as the Investment Manager may deem necessary or advisable for implementing the investment program of such Portfolio by purchasing, selling and redeeming its assets and placing orders for such purchases and sales. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), except to the extent otherwise permitted by any exemptive order of the Securities and Exchange Commission, or similar relief.

(c)

Each Portfolio may delegate to the Investment Manager, subject to revocation at the discretion of its Board, the responsibility for voting proxies relating to such Portfolio’s securities pursuant to written proxy voting policies and procedures established by the Investment Manager. Notwithstanding such delegation, with respect to securities issued by an investment vehicle or fund in which a Portfolio may invest and that is managed by the Investment Manager, or an Investment Manager Affiliate, each Portfolio will reserve the right, and will not delegate responsibility to the Investment Manager, to vote any proxies relating to such securities, pursuant to applicable law including the Investment Company Act.

(d)

The Investment Manager agrees that it will discharge its responsibilities under this Agreement subject to the supervision of the Board of Trustees of the Trust and in accordance with the terms hereof, the Trust’s Agreement and Declaration of Trust and Bylaws, the investment objectives, policies, guidelines and restrictions of each Portfolio, the Investment Company Act, the applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state laws, and any policies determined by the Trust’s Board of Trustees, all as from time to time in effect.

(e)

Subject to the prior approval of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of a Portfolio and, to the extent required by the Investment Company Act and the rules and regulations thereunder, subject to any applicable guidance, exemptive order or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of a Portfolio, the Investment Manager may, from time to time, delegate to a sub-adviser any of the Investment Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Investment Manager must oversee the provision of delegated services, the Investment Manager must bear the separate costs of employing any sub-adviser (provided that each Portfolio will remain responsible for its own expenses, as described in Section 4 below), and no delegation will relieve the Investment Manager of any of its obligations under this Agreement. The Investment Manager agrees that it will not exercise investment power with respect to any investments in equity securities, including any equity securities within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934, as amended, made on a Portfolio’s behalf by any sub-adviser retained by the Investment Manager in accordance with this Section 2(c).

3.	Fees.

Each Portfolio will pay to the Investment Manager, as compensation for the services rendered, facilities furnished, and expenses borne by the Investment Manager hereunder, a management fee (“Management Fee”). The Management Fee is accrued daily and payable monthly. The Management Fee is calculated at the annual rates set forth in Appendix A as a percentage of the applicable Portfolio’s average daily net assets. In the event the Investment Manager is not acting as such for an entire month, the Management Fee payable by a Portfolio for the month shall be prorated to reflect the portion of the month in which the Investment Manager is acting as such under this Agreement. During any period of time in which the Investment Manager receives compensation for investment management services from a wholly-owned subsidiary of a Portfolio, the Management Fee payable by such Portfolio will be calculated based on the Portfolio’s average daily net assets excluding the net assets of the Portfolio’s subsidiary. For the avoidance of doubt, the Investment Manager may, within its discretion, from time to time, waive and/or otherwise limit any portion of its fees and may pay to or reimburse a Portfolio for any other expenses of such Portfolio for any time period. In addition, the Investment Manager may recoup such fees and expenses in subsequent periods as may be disclosed to shareholders and approved by the Board.

4.	Expenses.

(a)

Other than as specifically indicated in this Agreement, the Investment Manager shall not be required to pay any expenses of a Portfolio. The Investment Manager shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses); provided, however, that each Portfolio, and not the Investment Manager, shall bear travel expenses (or an appropriate portion thereof) of Trustees or Portfolio officers who are partners, directors, trustees, or employees of the Investment Manager to the extent that such expenses relate to attendance at meetings of the Board or any committees thereof or advisers thereto; further provided, however, that each Portfolio may bear all or a portion of the expenses related to such Portfolio’s chief compliance officer, as may be approved by the Board from time to time. The Portfolios are not responsible for the overhead expenses of the Investment Manager.

(b)

Each Portfolio will bear all of the legal and other out-of-pocket expenses incurred in connection with the organization of such Portfolio and the offering of its shares. Each Portfolio will bear all of its own expenses, including, but not limited to, ordinary administrative and operating expenses, including the Management Fee and all expenses associated with the pricing of Portfolio assets; risk management expenses; ordinary and recurring investment expenses, including all fees and expenses directly related to portfolio transactions and positions for the Portfolio’s account (including brokerage, clearing, and settlement costs), custodial costs, and interest charges; professional fees (including, without limitation, expenses of consultants, experts, and specialists); fees and expenses in connection with repurchase offers and any repurchases or redemptions of Portfolio shares of beneficial interest; compensation of members of the Portfolio’s Board of Trustees who are not directors, officers or employees of the Investment Manager or of any “affiliated person” (other than a registered investment company) of the Investment Manager; legal expenses; accounting and auditing expenses incurred in preparing, printing and delivering all reports (including such expenses incurred in connection with any Portfolio document) and tax information for shareholders and regulatory authorities; and all filing costs, fees, travel expenses and any other expenses which are directly related to the investment of the Portfolio’s assets. Each Portfolio will pay any extraordinary expenses it may incur, including any litigation expenses. Nothing in this paragraph 4(b) shall limit the generality of the first sentence of paragraph 4(a) of this Agreement. As used in this Agreement, the term “affiliated person” has the meaning set forth in the Investment Company Act.

(c)

The Investment Manager will place orders either directly with the issuer or with brokers or dealers selected by the Investment Manager. In the selection of such brokers or dealers and the placing of such orders, the Investment Manager will use its best efforts to obtain for each Portfolio the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for each Portfolio the most favorable price and execution available, the Investment Manager, bearing in mind such Portfolio’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Investment Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker or dealer that provides brokerage and research services to the Investment Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Portfolio and/or to other clients of the Investment Manager as to which the Investment Manager exercises investment discretion. In no instance, however, will a Portfolio’s securities be purchased from or sold to the Investment Manager, or any “affiliated person” thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law.

5.	Other Activities and Investments.

(a)

The Investment Manager and its affiliates and any of their respective members, partners, officers, and employees shall devote so much of their time to the affairs of each Portfolio as in the judgment of the Investment Manager the conduct of its business shall reasonably require, and none of the Investment Manager or its affiliates shall be obligated to do or perform any act or thing in connection with the business of a Portfolio not expressly set forth herein.

(b)

The services of the Investment Manager to a Portfolio are not to be deemed exclusive, and the Investment Manager is free to render similar services to others so long as its services to a Portfolio are not impaired thereby. To the extent that affiliates of, or other accounts managed by, the Investment Manager invest in underlying funds or other investment opportunities that limit the amount of assets and the number of accounts that they will manage, the Investment Manager may be required to choose between a Portfolio and other accounts or affiliated entities in making allocation decisions. The Investment Manager will make allocation decisions in a manner it believes to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by a Portfolio or the size or position obtainable for or disposed by a Portfolio. Nothing herein contained in this Section 5 shall be deemed to preclude the Investment Manager or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities of underlying funds or other investment opportunities for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c)

It is understood that any of the shareholders, Trustees, officers and employees of a Portfolio may be a shareholder, director, officer or employee of, or be otherwise interested in, the Investment Manager, and in any person controlled by or under common control with the Investment Manager, and that the Investment Manager and any person controlled by or under common control with the Investment Manager may have an interest in a Portfolio. It is also understood that the Investment Manager and any person controlled by or under common control with the Investment Manager may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.

6.    Reports and Other Information.

(a)

Each Portfolio and the Investment Manager agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with respect to their affairs as each may reasonably request. The Investment Manager further agrees to furnish to each Portfolio, if applicable, the same such documents and information pertaining to any sub-adviser as such Portfolio may reasonably request.

(b)

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and 31a-2 under the Investment Company Act which are prepared or maintained by the Investment Manager (or any sub-adviser) on behalf of a Portfolio are the property of such Portfolio and will be surrendered promptly to such Portfolio on request. The Investment Manager further agrees to preserve the necessary records for the periods prescribed in Rule 31a-2 under the Investment Company Act.

 7.  Scope of Liability; Indemnification.

(a)

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Investment Manager and any Investment Manager Affiliate, or reckless disregard of its obligations and duties hereunder, the Investment Manager and any Investment Manager Affiliate shall not be subject to any liability to a Portfolio or to any shareholder of a Portfolio, for any act or omission in the course of, or connected with, rendering services hereunder. Each Portfolio shall, to the fullest extent permitted by law, indemnify and save harmless the Investment Manager, any Investment Manager Affiliate, their affiliates and any of their respective partners, members, directors, officers, employees or shareholders (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Investment Manager’s or Investment Manager Affiliate’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Portfolio; provided, however, that no Indemnitee shall be indemnified against any liability to the Portfolio or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”). An Indemnitee is entitled to indemnification hereunder only upon (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that the Indemnitee was not liable by reason of disabling conduct by either (A) the vote of a majority of the Trustees who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board, further provided that such counsel’s determination be written and provided to the Board.

(b)

Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by a Portfolio in advance of the final disposition of a proceeding upon receipt by the Portfolio of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Portfolio if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement. As used in this Agreement, the term “interested person” shall have the same meaning set forth in the Investment Company Act.

8.	Independent Contractor.

For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an employee or dependent agent of a Portfolio; nor shall anything herein be construed as making a Portfolio a partner or co-venturer with the Investment Manager or any of its affiliates or clients. Except as provided in this Agreement, the Investment Manager shall have no authority to bind, obligate or represent a Portfolio.

9.	Term; Termination; Renewal.

This Agreement shall become effective as of the date of its execution, and

(a)

unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Portfolio, and (ii) by vote of a majority of the members of the Board of Trustees of the Trust who are not “interested persons” of a Portfolio or the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval;

(b)

this Agreement may at any time be terminated on sixty days’ written notice to the Investment Manager either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Portfolio;

(c)	this Agreement shall automatically terminate in the event of its assignment; and

(d)	this Agreement may be terminated by the Investment Manager on sixty days’ written notice to a Portfolio.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. For purposes of this Section 9, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” shall have their respective meanings defined in the Investment Company Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the Investment Company Act.

10.	Amendment; Modification; Waiver.

This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the Investment Company Act.

11.	Use of the Name “Stone Ridge.”

Each of the Trust and each Portfolio acknowledge that, as between it and the Investment Manager, the Investment Manager owns and controls the term “Stone Ridge.” The Investment Manager grants to the Trust and each Portfolio a royalty-free, non-exclusive license to use the name “Stone Ridge” in its name for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Investment Manager, in which event the Trust and each Portfolio shall promptly take whatever action may be necessary (including calling a meeting of the Trust’s Board of Trustees or the Portfolio’s shareholders) to change its name and to discontinue any further use of the name “Stone Ridge” in the name of the Trust, the Portfolio or otherwise. The name “Stone Ridge” may be used or licensed by the Investment Manager in connection with any of its activities, or licensed by the Investment Manager to any other party.

12.	Notices.

Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery or courier, or sent by telecopier or electronically to the requisite party, at its address as specified by such party.

13.	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

14.	Portfolio Obligations.

This Agreement is made by the Trust, on behalf of each Portfolio, and executed on behalf of the Trust by an officer, and the obligations created hereby are not binding on any of the shareholders, Trustees, employees or agents, whether past, present, or future, of the Trust or a Portfolio individually, but bind only the assets and property of such Portfolio.

15.	Counterparts.

This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STONE RIDGE ASSET MANAGEMENT LLC

By:	/s/ Ross Stevens
Name: Ross Stevens
Title: Chief Executive Officer

STONE RIDGE TRUST, solely with respect to its series, Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio

By:	/s/ Lauren D. Macioce
	Name:	Lauren D. Macioce
	Title:	Secretary

Appendix A

The Management Fee of each Portfolio is calculated at the annual rates set forth below:

Elements U.S. Portfolio	0.30%
Elements U.S. Small Cap Portfolio	0.50%
Elements International Portfolio	0.45%
Elements International Small Cap Portfolio	0.55%
Elements Emerging Markets Portfolio	0.60%